Exhibit 99.1

Investor Contact: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600 chendrickson@capitalsenior.com

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

ADDRESSES NYSE CONTINUED LISTING CRITERIA

DALLAS – April 16, 2020 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s largest operators of senior housing communities, announced today that on April 10, 2020, it received notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that the Company is no longer in compliance with NYSE continued listing standards set forth in Section 802.01B (the “Minimum Market Capitalization Standard”) and Section 802.01C (the “Minimum Stock Price Standard”) of the NYSE’s Listed Company Manual due to the fact that (i) the Company’s average global market capitalization over a consecutive 30 trading-day period was less than $50 million and, at the same time, its stockholders’ equity was less than $50 million, and (ii) the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the cure period, subject to the Company’s continued compliance with the plan referenced below and other listing requirements of the NYSE. The Notice also does not affect the Company’s business operations or its reporting obligations with the Securities and Exchange Commission (the “SEC”), and it does not conflict with or cause an event of default under any of the Company’s material debt or other agreements.

In accordance with the NYSE’s listing requirements, within 10 business days after the Company’s receipt of the Notice, the Company intends to notify the NYSE that it will submit a plan to the NYSE within 45 days after the Company’s receipt of the Notice advising the NYSE of definitive action the Company has taken, or is taking, to bring it into conformity with the Minimum Market Capitalization Standard within 18 months after the Company’s receipt of the Notice. The Company also intends to respond to the NYSE within 10 business days after the Company’s receipt of the Notice stating its intent to cure the Minimum Stock Price Standard within the time period prescribed by the NYSE’s rules, which is generally six months after the Company’s receipt of the Notice (or potentially longer if the Company pursues measures to cure the Minimum Stock Price Standard that require stockholder approval at its next annual meeting).

About the Company

Dallas-based Capital Senior Living Corporation is one of the nation’s largest operators of independent living, assisted living and memory care communities for senior adults. The Company’s 125 communities are home to more than 11,000 residents across 23 states and provide compassionate, resident-centric service and care as well as engaging programming.  Capital Senior Living offers seniors the freedom and opportunity to successfully, comfortably and happily age in place.  For more information, visit www.capitalsenior.com or connect with the Company on Facebook.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to develop a plan to regain compliance with the continued listing criteria of the NYSE, the NYSE’s acceptance of such plan, the Company’s ability to execute such plan and to continue to comply with the NYSE’s applicable listing standards and risks arising from the potential suspension of trading of the Company’s common stock on the NYSE; the Company’s ability to obtain stockholder approval for any action, including a reverse stock split of the Company’s common stock, necessary to cure non-compliance with the NYSE’s listing criteria, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements, including certain financial covenants and the terms and conditions of its recent forbearance agreements, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all; the risks related to an epidemic, pandemic or other health crisis, such as the recent outbreak of the novel coronavirus (COVID-19); the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the SEC.

For information about Capital Senior Living, visit www.capitalsenior.com.

Investor Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 or chendrickson@capitalsenior.com.

Press Contact Susan J. Turkell at 303-766-4343 or sturkell@capitalsenior.com.